FAM SERIES FUND, INC.

MERCURY MID CAP VALUE OPPORTUNITIES PORTFOLIO

SERIES # 14

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
3/23/2006	Tim Hortons	1,000	29,000,000	Goldman Sachs RBC Capital Markets JPMorgan Scotia Capital Bear, Sterns & co. Inc CIBC World Markets Cowen & Company Hariss Nesbit Lazard Capital Markets Merrill Lynch & Co. TD Securities LLC